EXHIBIT 5

                         CONSENTS OF EXPERTS AND COUNSEL

                THE LAW OFFICE OF HAMILTON, LEHRER & DARGAN, P.A.

2 East Camino Real, Suite 202
Boca Raton, Florida 33432
Phone: 561-416-8956
Fax: 561-416-2855

December 4, 2002

Winmax Trading Group, Inc.
5920 Macleod Trail, Suite 208
Calgary, Alberta Canada  T2H OK2

RE: SEC Registration Statement on Form S-8

Dear Sir/Madam:

This opinion is submitted pursuant to the applicable rules of the Securities and
Exchange Commission ('Commission') with respect to the registration by Winmax
Trading Group, Inc. of 6,350,000 shares of Common Stock, with par value $0.001, of the Company. The Shares consist of 3,000,000 shares of Common Stock and
3,350,000 sgares if Common Stock exercisable upon exercise of options (the
"Shares"). The shares are covered by the Registration Statement, and may be sold pursuant to the Registration Statement and the Agreement. In our capacity as counsel to the Company, we have examined the original, certified, conformed, photostat or other copies of the Company's Articles of Incorporation, By-Laws, the Agreement and various other corporate minutes provided to us by the Company and such other documents and instruments as we deemed necessary. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the
Company, and we express no opinion thereon.

Subject to and in reliance upon the foregoing, we are of the opinion that the
Shares are validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion in the Registration Statement on
Form S-8 to be filed with the Commission.

Very truly yours,
/s/ Hamilton, Lehrer and Dargan, P.A.